                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 28, 2002, accompanying the consolidated financial statements as of and for the year ended December 31, 2001, of Liberty National Bancshares, Inc. and subsidiary included in the annual report on Form 10-KSB for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 of 100,000 shares of Common Stock reserved under the Company's Non-Management Director's Stock Option Plan and to the use of our name in the prospectus as it appears under the caption "Experts".


                                                    /s/ Porter Keadle Moore, LLP



Atlanta, Georgia
April 23, 2002